UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       June 11, 2013

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-2925231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA	90013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(323) 601-1145

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, in February 2012, Social Reality, Inc. closed a senior secured revolving credit facility agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”) which had an effective date of December 31, 2012. Pursuant to the Credit Agreement, TCA agreed to loan us up to a maximum of $5 million for working capital purposes. The initial credit line of $300,000 was funded by TCA in connection with the February 2012 closing.

On June 11, 2013, we entered into the First Amendment to Credit Agreement (the “Amended Credit Agreement”) which increased our credit line to $550,000. The amounts borrowed pursuant to the Amended Credit Agreement are evidenced by a convertible Replacement Revolving Note in the principal amount of $550,000 (the “Amended Revolving Note”) which amended, restated and replaced the initial revolving note delivered TCA in February 2012.

The Amended Revolving Note also included a new make-whole provision. In the event TCA should elect to convert the note pursuant to its terms, and if upon the sale of those shares of our common stock it does not realize net proceeds equal to the principal amount and accrued interest due under the note so converted, we are obligated to issue TCA additional shares of our common stock at a per share price equal to the average volume weighted price of our common stock during the five business days before the notice of conversion.

Upon the closing of the second draw under the Credit Agreement, we paid TCA a transaction advisory fee of 2% ($5,000), due diligence fees of $2,500, legal fees of TCA’s counsel and out of pocket charges of $8,925 and a finder’s fee of $5,000 to Meyers Associates, LP, a broker dealer. At closing we also paid TCA an advisory fee of $75,000 which was paid through the issuance of 75,000 shares of our common stock. In the event TCA does not receive at least $75,000 in net proceeds from the sale of those advisory shares, we are obligated to issue TCA additional shares of our common stock in an amount sufficient, that when sold, provides net proceeds to TCA equal to the $75,000 advisory fee. We are using the net proceeds for working capital. Under the terms of the Amended Credit Agreement, the asset monitoring fee was also increased to $2,000 per calendar quarter.

The foregoing descriptions of the Amended Credit Agreement and Amended Revolving Note are qualified in their entirety by reference to these agreements which are filed as Exhibits 10.10 and 4.5, respectively, to this report.

Item 3.02 Unregistered Sales of Equity Securities.

On June 11, 2013 we issued TCA 75,000 shares of our common stock valued at $75,000 under the terms of the aforedescribed Amended Credit Agreement. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.3	Replacement Revolving Note dated June 11, 2013 in the principal amount of $550,000 to TCA Global Credit Master Fund, LP
10.10	First Amendment to Credit Agreement dated June 11, 2013 by and between Social Reality, Inc. and TCA Global Credit Master Fund, LP

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.
Date: June 12, 2013	By: /s/ Chris Miglino
Chris Miglino, Chief Executive Officer

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